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                                  EXHIBIT 23.3

                        Consent of Deloitte & Touche LLP

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-53922 of CIENA Corporation on Form S-3 of our report dated August 2, 2000 (December 18, 2000 as to Note 12) related to the financial statements of Cyras Systems, Inc. as of December 31, 1998 and 1999, and for the period from July 24, 1998 (inception) through December 31, 1998 and for the year ended December 31, 1999, appearing in the Current Report on Form 8-K of CIENA Corporation dated December 18, 2000, and to the reference to us under the heading "Experts" in the Prospectus, which is part of such Registration Statement.


/s/ Deloitte & Touche LLP

San Jose, California

January 24, 2001